Exhibit 99.1

For Release: April 17, 2007	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Net Income of $6.5 Million for

Third Quarter Fiscal 2007, Up 2.2% over Prior Year

Third Quarter Dividend of $0.155 declared

Highlights

•	Third quarter net income increased 2.2% to $6.5 million this year, up $0.2 million from $6.3 million for the same quarter last year.

•	Net income for the first nine months of fiscal 2007 increased 7.9% to $20.0 million this fiscal year up $1.5 million from $18.5 million for the first nine months last fiscal year.

•	Net interest margin increased to 3.15% for the quarter ended March 31, 2007 compared with 3.04% for the quarter ended December 31, 2006 due to favorable rates secured on long-term borrowings.

•	Noninterest expense as a percent of average assets was 2.43% this quarter, down from 2.58% in the same quarter in the prior year.

•	Commercial loans grew $42 million or at an annualized rate of 17.5% during the current quarter and have increased to 41.4% of total portfolio loans.

•	The Board of Directors declared a quarterly cash dividend of $0.155 per share.

Summary

Warren, Ohio — April 17, 2007 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.5 million for the quarter ended March 31, 2007, compared with $6.3 million for the quarter ended March 31, 2006, an increase of 2.2%. Diluted earnings per share were $0.38 for the current quarter compared with $0.43 for the same quarter in the prior year, a decrease of $0.05 or 11.6%. Diluted earnings per share decreased while net income increased because First Place increased common shares outstanding by 2.3 million as a portion of the purchase price of Northern Savings as of June 27, 2006. Return on average equity for the current quarter was 8.02% compared with 10.30% for the same quarter in the prior year. Return on average tangible equity for the current quarter was 11.71% compared with 14.22% for the same quarter in the prior year.

Net income for the three months ended March 31, 2007, of $6.5 million was stable compared with $6.5 million for the preceding quarter ended December 31, 2006. Diluted earnings per share for the current quarter of $0.38 were also stable compared with $0.38 for the preceding quarter. Return on average assets for the current quarter decreased to 0.85% from 0.86% for the preceding quarter. Return on average equity declined to 8.02% for the current quarter compared with 8.06% for the preceding quarter.

For the nine months ended March 31, 2007, the Company reported net income of $20.0 million compared with $18.5 million for the same period in the prior year, or an increase of 7.9%. Diluted earnings per share were $1.16 for the first nine months of fiscal 2007 compared with $1.25 for the same period in the prior year, or a decline of 7.2%. Return on average assets and return on average equity for the nine months ended March 31, 2007 were 0.87% and 8.29% respectively, down from 0.96% and 10.13% for the nine months ended March 31, 2006.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “The current quarter presented significant challenges in the form of a continued inverted yield curve and increasing nonperforming loans. We are very pleased to be able to announce an increase of 2.2% in net income for the quarter over the prior year quarter in spite of these challenges. We have taken advantage of historically low long–term interest rates by funding this quarter’s growth with long-term borrowings which has resulted in an 11 basis point increase in net interest margin from the quarter ended December 31, 2006. At the same time we provided an addition to our allowance for loan losses equal to 142% of net charge-offs resulting in an increase in the allowance for loan losses as a percent of total loans to 0.98%.”

Revenue

Net interest income for the third quarter of fiscal 2007 was $21.5 million, an increase of 12.8% over the third quarter of fiscal 2006. This increase was the net result of the benefit of a 15.7% increase in average earning assets in the current quarter compared with the same quarter in the prior year, partially offset by a decline in the net interest margin to 3.15% from 3.17% over the same periods. The increase in average earning assets was primarily due to the acquisition of Northern Savings on June 27, 2006. The net interest margin for the current quarter is down 0.02% from the third quarter of fiscal 2006 and up 0.11% from the preceding quarter. The decrease from the same period in the prior year is the result of experiencing an inverted yield curve for the entire nine months of the current fiscal year. The increase in the current quarter compared with the preceding quarter is the result of a shift in the mix of interest-bearing assets and liabilities to include more commercial loans and long-term borrowings and less residential loans, investments and short-term retail certificates of deposit. Steven Lewis stated, “Since the yield curve is inverted we made a conscious effort this quarter to decrease our short-term certificates of deposit, particularly from wholesale sources, and fund that decrease and our asset growth with $50 million of new long-term borrowings at an average rate of 4.17%. This financing has had an immediate positive impact on our borrowing costs while also providing long-term financing at historically low rates. Between September 2006 and March 2007 we have been able to secure $120 million in long-term borrowings at an average savings of 110 basis points compared with overnight borrowing rates.”

Noninterest income for the third quarter of fiscal 2007 was $7.8 million, a decrease of $0.1 million or 1.5% compared with the same period in the prior year. Noninterest income for the prior year included a $1.6 million gain on the sale of loan servicing rights and a $0.9 million loss on the sale of securities. Both types of sales occur intermittently and there were no similar sales in the current year quarter. Service charges and other income—non-bank increased $0.1 million and $0.3 million respectively over prior year levels.

Net gains on sale of loans were $1.8 million for the quarter ended March 31, 2007, a $0.4 million or 27.5% increase from the quarter ended March 31, 2006. The volume of loans sold in the current quarter of $200 million was down from $220 million sold in the same quarter in the prior year. However, higher margins on the sale of loans more than offset the decline in volume. Both the volume of loans sold in the current quarter of $200 million and the gain on the sale of loans of $1.8 million were higher than loan sales of $197 million and loan gains of $1.6 million in the preceding quarter. Steve Lewis added, “Our residential loan production remained stable this quarter while many lenders experienced a seasonal slowdown. We are excited to have our newly acquired Indianapolis residential loan production office operating. Despite operating only one month during the quarter, they were able to contribute $12 million in loan closings during the quarter. We anticipate that they will make a significant contribution to our residential loan originations going forward.”

Noninterest Expense

Noninterest expense for the third quarter of fiscal year 2007 was $18.4 million, an increase of $1.6 million or 9.8% compared with the third quarter of fiscal year 2006. This was the result of the net impact of increases in salaries, employee benefits, occupancy and intangible amortization expenses related to the six retail sales offices added as a result of the Northern Savings acquisition. Noninterest expense as a percent of average assets was 2.43% for the quarter ended March 31, 2007, down from 2.58% for the same quarter in the prior year.

Asset Quality

Nonperforming assets were $32.7 million at March 31, 2007, or 1.06% of total assets, up $3.3 million from $29.4 million or 0.96% of total assets at December 31, 2006. The increase in nonperforming assets was due to a $1.4 million increase in real estate owned and a $1.9 million increase in nonperforming loans. Nonperforming loans were $27.6 million at March 31, 2007, compared with $25.7 million at December 31, 2006. The increase in nonperforming loans was composed of $1.1 million of commercial loans, $0.4 million of mortgage and construction loans and $0.4 million of consumer loans. Of the total nonperforming loans at March 31, 2007, 91% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount. Net charge-offs for the quarter ended March 31, 2007 were $1.0 million compared with $0.8 million for the quarter ended December 31, 2006. The provision for loan losses for the current quarter was $1.4 million up $15,000 from the preceding quarter and up $412,000 from the same quarter in the prior year. The provision of $1.4 million in the current quarter was $0.4 million or 42% higher than net charge-offs in the current quarter of $1.0 million. The allowance for loan losses increased $0.4 million to $23.8 million at March 31, 2007, from $23.4 million at December 31, 2006. The ratio of the allowance for loan losses to total loans was 0.98% at March 31, 2007, up from 0.97% at December 31, 2006 and up from 0.95% at June 30, 2006. The increase in the provision and the allowance over prior periods are consistent with the increase in nonperforming loans.

Steven Lewis commented, “While we are concerned with the recent increase in nonperforming loans and are aggressively pursuing collection of these loans we recognize that our experience is not unique and is consistent with national and regional credit quality trends.”

Balance Sheet Activity

Assets were $3.095 billion at March 31, 2007, compared with $3.074 billion at December 31, 2006 and $3.113 billion at June 30, 2006. During the first quarter of fiscal 2007 First Place sold $98 million of loans held for sale and $16 million of securities available for sale acquired with Northern Savings. All of these assets were fixed rate assets and were sold primarily to achieve management’s interest rate risk objectives. Since that time assets have grown as new loans were generated to replace the loans that were sold. Total portfolio loans were $2.421 billion at March 31, 2007, a decrease of $2 million from December 31, 2006. Commercial loans increased $42 million during the current quarter, or 17.5% annualized, to $1.002 billion. Commercial loans now account for 41.4% of the loan portfolio up from 39.6% at December 31, 2006. Mortgage and construction loans decreased $43 million during the current quarter, and consumer loans decreased $1 million during the current quarter.

Deposits totaled $2.104 billion at March 31, 2007, a decrease of $32 million since December 31, 2006. This decrease was composed of a $3 million decrease in nonmaturity retail deposits, a $9 million decrease in retail certificates of deposit and a $20 million decrease in wholesale certificates of deposit. Total borrowings increased $43 million to $622 million at March 31, 2007, compared with December 31, 2006. That increase was primarily due to $50 million of new long-term borrowings at an average rate of 4.17%. These borrowings, which funded the asset growth and the reduction in certificates of deposit, resulted in an immediate positive impact on liability funding costs and have stabilized liability costs over the longer term at historically low rates. Asset growth during the quarter and replacement of maturing certificates of deposit were funded by long term borrowings to reduce current interest expense and because these borrowings were at historically low rates.

Steven Lewis noted, “During this past quarter, we were successful in concentrating our asset growth in commercial loans which typically carry higher rates of interest than other types of loans or investments. At the same time we were able to improve our funding mix by concentrating our liability growth in long-term borrowings which currently carry lower interest rates than certificates of deposit. These actions have had a positive impact on our net interest margin in the short run and will reduce our exposure to rising interest rates in the long run.”

Shareholders’ equity remains strong; it was $330 million at March 31, 2007, up $6 million from December 31, 2006 primarily due to net income during the quarter. Shareholders equity as a percent of assets was 10.67% at March 31, 2007, up from 10.55% at December 31, 2006 and up from 10.01% at June 30, 2006. Tangible equity to assets increased to 7.60% at March 31, 2007 from 7.44% at December 31, 2006 and up from 6.85% at June 30, 2006. During the quarter ended March 31, 2007, First Place purchased 55,046 treasury shares at an average price of $21.29 per share. In addition, on March 20, 2007 the board of directors reauthorized the stock repurchase program for one year for up to 800,000 shares.

Purchase of Branches

On December 18, 2006 First Place announced that it had signed a definitive agreement with Republic Bank and Citizens Banking Corporation to acquire seven Republic Bank branches in the greater Flint, Michigan area. Based on the information available at that time, the transaction would result in First Place Bank assuming approximately $210 million in deposits, and receiving $30 million in fixed assets and consumer loans and $170 million in cash. The transaction is expected to close during the second calendar quarter of 2007 and be immediately accretive to earnings excluding the impact of one-time acquisition costs.

Board Actions

At its regular meeting held April 17, 2007, the Board of Directors declared a per share cash dividend of $0.155 payable on May 10, 2007, to shareholders of record as of the close of business on April 26, 2007.

About First Place Financial Corp.

First Place Financial Corp., a $3.1 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 34 retail locations, 2 business financial service centers and 15 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,			Nine months ended March 31,
			Percent			Percent
(Dollars in thousands, except share data)	2007	2006	Change	2007	2006	Change
Interest income	$46,406	$37,547	23.6%	$138,725	$108,868	27.4%
Interest expense	24,889	18,467	34.8	73,574	50,705	45.1

Net interest income	21,517	19,080	12.8	65,151	58,163	12.0

Provision for loan losses	1,425	1,013	40.7	4,215	3,558	18.5

Net interest income after provision for loan losses	20,092	18,067	11.2	60,936	54,605	11.6

Noninterest income
Service charges	1,433	1,340	6.9	4,449	4,078	9.1
Net gains (losses) on sale of securities	—	(945)	(100.0)	84	(945)	(108.9)
Net gains on sale of loans	1,774	1,391	27.5	5,503	4,726	16.4
Gain on sale of loan servicing rights	—	1,551	(100.0)	—	1,551	(100.0)
Loan servicing income	482	723	(33.3)	953	1,081	(11.8)
Other income – bank	1,638	1,651	(0.8)	5,380	5,273	2.0
Other income – non-bank	2,460	2,193	12.2	6,834	5,849	16.8

Total noninterest income	7,787	7,904	(1.5)	23,203	21,613	7.4

Noninterest expense
Salaries and employee benefits	9,554	8,282	15.4	27,326	24,565	11.2
Occupancy and equipment	2,846	2,465	15.5	8,588	7,346	16.9
Professional fees	713	693	2.9	2,158	2,133	1.2
Loan expenses	295	687	(57.1)	1,632	1,939	(15.8)
Marketing	453	437	3.7	1,749	1,599	9.4
Franchise taxes	298	598	(50.2)	788	926	(14.9)
Amortization of intangible assets	1,058	900	17.6	3,203	2,769	15.7
Other	3,179	2,687	18.3	9,310	8,073	15.3

Total noninterest expense	18,396	16,749	9.8	54,754	49,350	10.9

Income before income taxes	9,484	9,222	2.8	29,385	26,868	9.4
Provision for income taxes	3,016	2,896	4.1	9,386	8,329	12.7

Net income	$6,467	$6,326	2.2%	$19,999	$18,539	7.9%

SHARE DATA:
Basic earnings per share	$0.38	$0.43	(11.6)%	$1.18	$1.28	(7.8)%
Diluted earnings per share	$0.38	$0.43	(11.6)	$1.16	$1.25	(7.2)
Cash dividends per share	$0.155	$0.14	10.7	$0.465	$0.42	10.7
Average shares outstanding - basic	17,006,416	14,564,744	16.8	16,961,642	14,518,735	16.8
Average shares outstanding - diluted	17,214,117	14,841,213	16.0	17,194,556	14,777,870	16.4

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$57,177	$75,946	$73,736	$72,906	$60,513
Interest-bearing deposits in other banks	1,273	84	79	4,605	4,600
Securities available for sale	267,305	267,613	271,506	302,994	266,170
Loans held for sale	109,079	75,572	76,541	154,799	59,015
Loans
Mortgage and construction	1,059,526	1,102,648	1,112,827	1,123,911	916,479
Commercial	1,001,661	959,678	887,183	856,129	789,992
Consumer	360,103	361,082	360,157	370,744	358,004

Total loans	2,421,290	2,423,408	2,360,167	2,350,784	2,064,475
Less allowance for loan losses	23,844	23,425	22,819	22,319	20,170

Loans, net	2,397,446	2,399,983	2,337,348	2,328,465	2,044,305
Federal Home Loan Bank stock	33,209	33,209	32,946	32,616	27,518
Premises and equipment, net	41,535	38,690	37,498	35,485	25,428
Goodwill	88,296	88,046	88,046	88,009	56,207
Core deposit and other intangibles	14,429	15,260	16,323	17,405	12,525
Other assets	85,648	79,849	78,209	75,926	90,874

Total assets	$3,095,397	$3,074,252	$3,012,232	$3,113,210	$2,647,155

LIABILITIES
Deposits
Non-interest bearing checking	$229,179	$234,576	$214,067	$224,738	$223,647
Interest bearing checking	141,355	146,878	136,063	140,752	117,586
Savings	327,236	307,581	274,547	242,178	205,284
Money market	453,673	464,999	465,898	511,482	442,061
Certificates of deposit	952,615	982,050	986,350	941,597	759,784

Total deposits	2,104,058	2,136,084	2,076,925	2,060,747	1,748,362
Securities sold under agreements to repurchase	92,181	67,325	51,533	44,013	39,911
Borrowings	468,258	450,522	466,633	603,906	515,016
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	61,857	61,857
Other liabilities	38,896	34,069	36,228	31,113	29,992

Total liabilities	2,765,250	2,749,857	2,693,176	2,801,636	2,395,138
SHAREHOLDERS’ EQUITY	330,147	324,395	319,056	311,574	252,017

Total liabilities and shareholders’ equity	$3,095,397	$3,074,252	$3,012,232	$3,113,210	$2,647,155

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands except per share data)	3/31/07 3rd Qtr	12/31/06 2nd Qtr	9/30/06 1st Qtr	6/30/06 4th Qtr	3/31/06 3rd Qtr	As of or for the Nine months ended March 31,
	FY 2007	FY 2007	FY 2007	FY 2006	FY 2006	2007	2006
EARNINGS (GAAP)
Tax equivalent net interest income	$21,875	21,276	23,089	20,565	19,305	66,240	58,831
Net interest income	$21,517	20,902	22,732	20,251	19,080	65,151	58,163
Provision for loan losses	$1,425	1,410	1,380	2,317	1,013	4,215	3,558
Noninterest income	$7,787	7,508	7,908	7,372	7,904	23,203	21,613
Noninterest expense	$18,396	17,425	18,933	18,800	16,749	54,754	49,350
Net income	$6,467	6,530	7,002	4,505	6,326	19,999	18,539
Basic earnings per share	$0.38	0.39	0.41	0.31	0.43	1.18	1.28
Diluted earnings per share	$0.38	0.38	0.41	0.30	0.43	1.16	1.25

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.85%	0.86%	0.90%	0.67%	0.98%	0.87%	0.96%
Return on average equity	8.02%	8.06%	8.78%	7.02%	10.30%	8.29%	10.13%
Return on average tangible assets	0.88%	0.89%	0.93%	0.69%	1.00%	0.90%	0.98%
Return on average tangible equity	11.71%	11.90%	13.13%	9.64%	14.22%	12.24%	14.15%
Net interest margin, fully tax equivalent	3.15%	3.04%	3.24%	3.29%	3.17%	3.12%	3.28%
Efficiency ratio	62.02%	60.54%	61.08%	67.29%	61.56%	61.22%	61.35%
Noninterest expense as a percent of average assets	2.43%	2.29%	2.42%	2.79%	2.58%	2.38%	2.55%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,467	6,530	7,002	4,505	6,326	19,999	18,539
Merger, integration and restructuring, net of tax	$—	—	—	1,413	—	—	—
Core earnings	$6,467	6,530	7,002	5,918	6,326	19,999	18,539

CORE EARNINGS
Core earnings	$6,467	6,530	7,002	5,918	6,326	19,999	18,539
Basic core earnings per share	$0.38	0.39	0.41	0.40	0.43	1.18	1.28
Core diluted earnings per share	$0.38	0.38	0.41	0.40	0.43	1.16	1.25

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.85%	0.86%	0.90%	0.88%	0.98%	0.87%	0.96%
Core return on average equity	8.02%	8.06%	8.78%	9.22%	10.30%	8.29%	10.13%
Core return on average tangible assets	0.88%	0.89%	0.93%	0.90%	1.00%	0.90%	0.98%
Core return on average tangible equity	11.71%	11.90%	13.13%	12.66%	14.22%	12.24%	14.15%
Core net interest margin, fully tax equivalent	3.15%	3.04%	3.24%	3.29%	3.17%	3.12%	3.28%
Core efficiency ratio	62.02%	60.54%	61.08%	59.52%	61.56%	61.22%	61.35%
Core noninterest expense as a percent of average assets	2.43%	2.29%	2.42%	2.47%	2.58%	2.38%	2.55%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands except per share data)	3/31/07 3rd Qtr	12/31/06 2nd Qtr	9/30/06 1st Qtr	6/30/06 4th Qtr	3/31/06 3rd Qtr	As of or for the Nine months ended March 31,
	FY 2007	FY 2007	FY 2007	FY 2006	FY 2006	2007	2006
CAPITAL
Equity to total assets at end of period	10.67%	10.55%	10.59%	10.01%	9.52%	10.67%	9.52%
Tangible equity to tangible assets	7.60%	7.44%	7.38%	6.85%	7.11%	7.60%	7.11%
Book value per share	$18.88	18.57	18.28	17.87	16.65	18.88	16.65
Tangible book value per share	$13.01	12.66	12.30	11.83	12.11	13.01	12.11
Period-end market value per share	$21.45	23.49	22.66	23.01	24.80	21.45	24.80
Dividends declared per common share	$0.155	0.155	0.14	0.14	0.14	0.45	0.42
Common stock dividend payout ratio	40.79%	40.79%	34.15%	46.67%	32.56%	38.79%	33.60%
Period-end common shares outstanding (000)	17,486	17,470	17,456	17,433	15,136	17,486	15,136
Average basic shares outstanding (000)	17,006	16,959	16,921	14,704	14,565	16,961	14,519
Average diluted shares outstanding (000)	17,214	17,209	17,163	14,950	14,841	17,195	14,778

ASSET QUALITY
Net charge-offs (recoveries)	$1,006	805	879	694	460	2,690	1,655
Annualized net charge-offs (recoveries) to average loans	0.17%	0.13%	0.15%	0.13%	0.09%	0.15%	0.11%
Nonperforming loans (NPLs)	$27,630	25,702	22,284	16,771	16,117	27,630	16,117
NPLs as a percent of total loans	1.14%	1.06%	0.94%	0.71%	0.78%	1.14%	0.78%
Nonperforming assets (NPAs)	$32,732	29,439	26,184	20,695	19,940	32,732	19,940
NPAs as a percent of total assets	1.06%	0.96%	0.87%	0.66%	0.75%	1.06%	0.75%
Allowance for loan losses	$23,844	23,425	22,819	22,319	20,170	23,844	20,170
Allowance for loan losses as a percent of loans	0.98%	0.97%	0.97%	0.95%	0.98%	0.98%	0.98%
Allowance for loan losses as a percent of NPLs	86.30%	91.14%	102.40%	133.08%	125.15%	86.30%	125.15%

MORTGAGE BANKING
Mortgage originations	$233,200	234,100	296,600	329,600	270,400	763,900	1,029,400
Net gains on sale of loans	$1,774	1,622	2,107	1,196	1,391	5,503	4,726
Mortgage servicing portfolio	$2,035,437	1,972,502	1,882,029	1,627,595	1,485,629	2,035,437	1,485,629
Mortgage servicing rights	$20,092	19,497	18,882	16,167	14,759	20,092	14,759
Mortgage servicing rights valuation (loss) recovery	$76	(55)	20	(95)	257	41	611
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	0.99%	1.00%	0.99%	0.99%	0.99%	0.99%

END OF PERIOD BALANCES
Assets	$3,095,397	3,074,252	3,012,232	3,113,210	2,647,155	3,095,397	2,647,155
Deposits	$2,104,058	2,136,084	2,076,925	2,060,747	1,748,362	2,104,058	1,748,362
Shareholders’ equity	$330,147	324,395	319,056	311,574	252,017	330,147	252,017
Tangible shareholders’ equity	$227,422	221,089	214,687	206,160	183,285	227,422	183,285

AVERAGE BALANCES
Loans	$2,439,627	2,428,262	2,370,173	2,115,447	2,036,257	2,412,491	1,945,680
Loans held for sale	$81,204	68,984	170,416	71,541	84,698	107,056	123,949
Earning assets	$2,819,160	2,799,368	2,853,699	2,497,241	2,436,108	2,824,112	2,390,092
Assets	$3,067,951	3,023,710	3,097,857	2,703,370	2,630,097	3,063,138	2,582,662
Deposits	$2,095,705	2,118,827	2,063,538	1,784,940	1,738,856	2,092,668	1,746,798
Shareholders’ equity	$326,873	321,456	316,455	257,467	249,155	321,556	243,799
Tangible shareholders’ equity	$223,944	217,641	211,538	187,522	180,362	217,662	174,541